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                                                                   Exhibit 10.28


[ANADYS logo]

March 5, 2001

Michael J. Kamdar
10914 Cloverhurst Way
San Diego, CA 92130

Dear Michael:

I am very pleased to confirm the offer of employment made to you by Anadys Pharmaceuticals, Inc. for the position of Vice President Corporate Development and Strategy, reporting to Kleanthis G. Xanthopoulos, Ph.D., President and Chief Executive Officer. We anticipate your hire date to be on or around July 15, 2001. However, the final date will be mutually agreed upon. As we discussed, the details of this offer are as follows:

BASE SALARY:         You will receive a base salary of $6,791.67 paid
                     semi-monthly in accordance with the normal Anadys payroll cycle, which if annualized, amounts to $163,000.00 per year.

STOCK OPTIONS:       Upon commencement of your employment with Anadys, you
                     will be eligible for an initial stock option grant allowing you to purchase 200,000 shares of Anadys common stock at a price established by the Board. These stock options vest over a five-year period and are subject to the terms and conditions outlined in the Anadys Stock
                     Option Plan. Your options will cliff vest, 20% year one, 1.66% monthly, thereafter. In the event of an acquisition (change of control), your shares will vest immediately. You will be provided full details of the Stock Option Plan once you are employed.

SIGN-ON BONUS:       You will be given a one-time sign-on bonus of $36,000.00,
                     less applicable employment taxes. This bonus will be paid shortly after your hire date. Should you leave the Company within one year of your hire date, you will be required to reimburse Anadys for this sign-on bonus, within thirty days after your termination date.

PERFORMANCE
BONUS: After one year of employment, you may be eligible for a performance bonus of up to 25% of your base salary, subject to the approval of the Board of Directors.

BENEFITS:            As a regular, full-time employee of Anadys you will be
                     eligible for group benefits for yourself and your eligible dependents, effective on your date of hire.
                     Basic benefits include comprehensive health



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Michael J. Kamdar
March 5, 2001
Page 2


                     insurance; dental insurance, and vision care insurance. In addition, you will be eligible for term life insurance and long-term disability insurance for yourself only. You will also accrue fifteen days of paid vacation per year and receive the benefit of a minimum of ten paid holidays, all in accordance with Company policy.

                     Effective on the first day of the quarter following your hire date, you will be eligible to participate in the Anadys 401(k) Retirement Savings Plan. Also, effective on your date of hire, you will be eligible to participate in the Anadys Flexible Benefits Plan which allows you to defer some of your earnings pre-tax, into spending accounts to be used for payment of unreimbursed medical and/or child care expenses. You will be asked to contribute a portion of the cost of your own insurance coverage and any dependent coverage you elect. The cost of coverage will vary based upon the number of dependents covered and your individual plan selection. However, any premiums you pay will be paid pre-tax. A benefit summary is enclosed for your review. Full details of these and all other employee benefits will be provided once you are on board.

EMPLOYMENT
AT WILL: Anadys is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the President and CEO has the authority to alter this employment relationship, either verbally or in writing.

Anadys Pharmaceuticals, Inc. expects that you will not disclose to it any proprietary information or trade secrets of any former employer or bring onto its premises any unpublished documents or any property belonging to any former employer. Since this would be improper, such conduct could be a basis for discipline up to and including termination.

The above is subject to your signing non-disclosure, invention assignment and non-compete agreements with the Company, and the Company's review of any agreement you may have with former employers to ensure that they do not conflict with your employment with the Company. In addition, upon your date of hire, you will be required to submit proof of identity and eligibility to work in the United States, in compliance with federal immigration laws.

This offer has been extended to you on behalf of Anadys Pharmaceuticals, Inc. and is valid through March 30, 2001, after which time it will expire.

Mike, we believe you will be able to make an immediate contribution to Anadys' effort, and think you will enjoy the rewards of working for an innovative, fast-paced, energetic company. One of the keys to our accomplishments is our outstanding people. We hope you accept our

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Michael J. Kamdar
March 5, 2001
Page 3


offer to be one of those people. Please acknowledge your agreement of these terms by signing this letter and returning it to my attention in the enclosed envelope. I truly look forward to having you on board.

Sincerely yours,



/s/ Kleanthis G. Xanthopoulos

Kleanthis G. Xanthopoulos, Ph.D.
President & CEO



I hereby accept this offer of employment and accept the terms as stated above. I understand that as an employee of Anadys, I will be expected to comply with all Company policies:

/s/ Michael J. Kamdar               March 30, 2001
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Michael J. Kamdar                   Date



July 15, 2001
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Projected Hire Date